Exhibit 99.1

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                   TFF TECHNOLOGY FLAVORS & FRAGRANCES, INC.
             10 Edison Street East, Amityville, New York 11701-2814

                                 At TFF Contact
                                 --------------
                             JOSEPH A. GEMMO, VP/CFO
                                 (631) 842-7600,
                                Ext. 301 E-MAIL:
                                 gemmo@tffi.com
                              Website: www.tffi.com

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                                  NEWS RELEASE
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                  TECHNOLOGY FLAVORS & FRAGRANCES, INC. ("TFF")
                REPORTS FIRST QUARTER 2003 RESULTS OF OPERATIONS

Amityville, NY April 24, 2003 - Technology Flavors & Fragrances, Inc. (AMEX:TFF) announced today its results of operations for the first quarter ended March 31, 2003. Net sales for the first quarter of 2003 decreased to $3,816,000 from $4,211,000 for last year's comparable quarter principally attributable to the continued political and economic uncertainties facing the nation. The lower sales volume and moderately higher selling expenses for the first quarter of 2003 caused a net loss of $92,000, or $.01 per share, as compared to a net profit of $353,000, or $.03 per share, for last year's comparable quarter.

Commenting on the results for the first quarter of 2003, Philip Rosner, TFF's Chairman and CEO, said, "We are naturally disappointed with our first quarter operating results as unfavorable external market conditions negatively impacted our performance. Despite difficult times, we've stepped-up our sales and marketing activities through the hiring of an additional sales account executive and more extensive media advertising. We believe these activities as well as upcoming new customer product launches, which have been delayed up until now, will further boost sales and earnings later this year."

Founded in 1989, TFF creates, develops, manufactures and markets flavors and fragrances which are incorporated into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy products, perfumes and health and beauty products. TFF has a proprietary library of more than 36,000 flavor and fragrance product formulations that are used to develop customized products.

TFF believes its proprietary formulations are currently used in more than 1,200 products sold by more than 500 customers worldwide, approximately 50 of which are Fortune 1000 companies. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile. TFF is publicly traded on the AMEX under the symbol "TFF."

Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: i) technological, manufacturing, quality control or other circumstances which could delay the sale or shipment of products; ii) economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and iii) the company's ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 2002. Our forward-looking statements speak only as to the date hereof and we do not undertake any obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                 (CONSOLIDATED STATEMENTS OF OPERATIONS FOLLOW)

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                      TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                 For the three months
                                                        ended
                                                      March  31,
                                               -----------------------
                                                   2003        2002
                                               ----------- -----------

 Net sales                                     $3,815,571  $4,211,477
 Cost of sales                                  2,225,380   2,295,609
                                               ----------- -----------
     Gross profit                               1,590,191   1,915,868
                                               ----------- -----------

 Operating expenses:
     Selling                                      742,458     640,895
     General and administrative                   449,103     465,418
     Research and development                     390,278     364,577
     Amortization                                  49,113      48,967
                                               ----------- -----------
         Total operating expenses               1,630,952   1,519,857
                                               ----------- -----------

 (Loss) income from operations                    (40,761)    396,011
 Interest expense, net                            (41,709)    (25,546)
                                               ----------- -----------

 (Loss) income before provision for income
  taxes                                           (82,470)    370,465
 Provision for income taxes                        (9,737)    (17,582)
                                               ----------- -----------

 Net (loss) income                               $(92,207)   $352,883
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 Net (loss) income per common share - basic and
  diluted                                           $(.01)       $.03
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 Weighted average common shares outstanding:
     Basic                                     12,793,773  13,004,473
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     Diluted                                   12,793,773  13,143,442
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